Exhibit 99.1

News Release

_______________________________________________________________________________________________________________________

937 Tahoe Boulevard, Suite 210 | Incline Village, NV 89451

Vintage Wine Estates Reports First Quarter Fiscal 2024 Results

INCLINE VILLAGE, NV, November 14, 2023 – Vintage Wine Estates, Inc. (Nasdaq: VWE and VWEWW) (“VWE” or the “Company”), one of the top wine producers in the U.S. with an industry leading direct-to-consumer platform, today reported its financial results for the first three months of fiscal 2024 ended September 30, 2023 ("first quarter fiscal 2024").

Seth Kaufman, President and CEO commented, “These are exciting times for VWE, and I am pleased to be a part of the journey to turn the business around and define our new direction. While the business is beginning to stabilize, we still have much work to do. We will continue to execute the Five-Point Plan which defines our focus as we work through this transition year. We are intent upon driving improved cash generation, further simplifying the business, strengthening brand development and marketing, and increasing points of distribution. We believe we have a solid foundation from which we can build a long-term strategy that I expect can deliver a growing enterprise with stronger earnings power."

He continued, "I have three critical priorities over my first 100 days. First and foremost, I will provide the team the support and resources necessary to deliver our Five-Point Plan. Simultaneously, I will be doing a deep dive across the business, our teams and our stakeholders to develop an in-depth understanding in-support of both immediate-term and longer-term needs. This effort will underpin my third priority to begin creating the comprehensive vision, strategy and execution plans necessary to secure a marketplace advantage and create enhanced value for consumers and shareholders. Given that I have only just begun these efforts, we are withdrawing previously provided guidance for fiscal 2024. As I advance on my first 100-day priorities, I believe we can further solidify our internal processes and build a structure around our long-term plan to deliver the most value for our shareholders. VWE has a solid underlying structure and a talented and experienced team. I have confidence in our ability to deliver, while we re-imagine our potential and uncover our future opportunity during this transition year."

First Quarter Fiscal 2024 Highlights and Financial Results Review (compared with restated prior-year period unless otherwise noted)

Net revenue of $73.3 million, declined $4.8 million, reflecting the impact of Five-Point Plan actions to simplify the business

•
Direct-to-Consumer ("DTC") revenue of $18.0 million was down $2.0 million, or 10.0%, primarily driven by weakness in digital marketing sales and the impact of the sale of The Sommelier Company, which was somewhat offset by improvements in tasting rooms/wine clubs. The higher rate of case volume decline relative to revenue demonstrates improved pricing.
•
Wholesale revenue decreased 20.2%, or $4.8 million, to $19.1 million. Double digit growth in core focus brands of
Bar Dog, Cherry Pie and Firesteed, as well as low single digit growth of Kunde, helped to offset $2.6 million in lower sales related to timing of programming for the House of the Dragon brand, $1.6 million in lower sales of an externally managed brand, $1.3 million slower international sales and approximately $0.7 million associated with discontinued SKUs.
ACE Cider sales were relatively unchanged while case volume was down 9%, reflecting the impact of pricing.
o
From a case volume perspective, the 14% growth in core focus brands noted previously helped offset lower case volume related to the externally marketed brand, ACE Cider, the timing of the House of the Dragon programming, international volume and discontinued SKUs.
•
Business-to-business ("B2B") revenue increased 5.8%, or $2.0 million, to $36.1 million driven by a large private label wine shipment to a key national retailer that offset $4.4 million less in sales of bulk distilled spirits. Private label shipments are expected to decline quarterly from this point through the remainder of the fiscal year.

Vintage Wine Estates Reports First Quarter Fiscal 2024 Results

November 14, 2023

Gross profit declined $4.8 million to $24.7 million, or 33.7% of sales, primarily as a result of lower sales of higher margin bulk distilled spirits. On a consecutive basis, gross margin was up 690 basis points from 26.8% as pricing, higher productivity and efficiencies resulting from the Five-Point Plan are realized.

SG&A, which excludes amortization expense, decreased $2.7 million to $28.7 million. Lower SG&A reflected $2.2 million lower stock-based compensation expense and exclusion of $2.3 million in costs related to historic acquisitions realized in the prior-year period. Offsetting these benefits was approximately $1.0 million in elevated professional fees. Sequentially, SG&A was similar to the fourth quarter of fiscal 2023. As a percent of sales, SG&A in the first quarter of fiscal 2024 declined to 39% compared with 40% in the prior-year period.

Loss from operations of $9.9 million included $4.0 million in restructuring costs of which $2.3 million was related to the Wholesale segment. The restructuring resulted in a 4% reduction of the workforce that is expected to provide total annualized savings of approximately $6 million. These expenses were partially offset by the $0.8 million gain from the $1.3 million sale of the Tamarack building in July 2023.

Interest expense was $4.9 million, an increase of $1.5 million, or 45.7%, on higher interest rates.

Net loss attributable to VWE common stockholders was $15.1 million, compared with income of $1.5 million in the prior-year period. On a per diluted share basis, net loss attributable to VWE common stockholders was $(0.25) compared with net income of $0.03 per diluted share in the prior-year period.

Year-to-date adjusted EBITDA1was $0.4 million compared with adjusted EBITDA of $5.8 million in the prior-year period.

[1] As referenced here and throughout the release, adjusted EBITDA is a non-GAAP measure. Please see related disclosures regarding the use of non-GAAP measures in this news release.

Balance Sheet and Amended Credit Agreement Support Cash Requirements

As of September 30, 2023, the Company had $309.5 million of current debt outstanding. Total debt increased $6.2 million from
$303.3 million at June 30, 2023. At September 30, 2023, approximately 40% of debt was hedged at a blended rate of 2.3% until 2025.

As of September 30, 2023, the Company had $18.6 million in cash. The Company has approximately $37.5 million available under its revolving line of credit and expects incremental availability in the range of $20 million to $25 million with an adjustment to the borrowing base, subject to lender approval.

Subsequent to the end of the first quarter of fiscal 2024, the Company executed an amendment (the “Fourth Amendment”) to its Second Amended and Restated Loan and Security Agreement (the “Second A&R Loan and Security Agreement”) that among other items waived existing defaults for the quarter ended June 30, 2023, redefines financial covenants, allows for additional asset sales and requires mandatory prepayments at certain times and under certain circumstances. The Company was in compliance with its covenants contained in the Second A&R Loan and Security Agreement as of September 30, 2023.

Capital expenditures in the quarter were $3.5 million. Investments were primarily related to barrels, as well as facility and production line upgrades. Capital expenditures for fiscal 2024 are expected to be approximately $8 million to $10 million.

Fiscal Year 2024 Guidance Withdrawn

VWE has withdrawn guidance for fiscal 2024 in connection with Mr. Kaufman’s review of the business.

Conference Call and Webcast

The Company will host a conference call and live webcast on Tuesday, November 14, 2023 at 1:45 pm PT/4:45 pm ET. During the call management will review the Company’s financial results, plans and outlook. The review will be accompanied by a slide presentation, which will be available on the Company’s website at https://ir.vintagewineestates.com. A question-and-answer session will follow the formal discussion.

The conference call can be accessed by dialing 1.646.904.5544 and providing access code 979050. The listen-only audio webcast can be monitored at https://ir.vintagewineestates.com/events-and-presentations. A telephonic replay will be available through Tuesday,
November 21, 2023, and can be accessed by dialing 1.929.458.6194 and entering the conference ID number 464925. Alternatively, an

Vintage Wine Estates Reports First Quarter Fiscal 2024 Results

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archived webcast of the call can be found on the Company’s website in the investor relations section. A transcript of the call will be posted to the website once available.

About Vintage Wine Estates, Inc.
Vintage Wine Estates is a family of wineries and wines whose singular focus is producing the best quality wines and incredible customer experiences with wineries throughout Napa, Sonoma, California’s Central Coast, Oregon, and Washington State. Since its founding 20 years ago, the Company has grown to be the 14th largest wine producer in the U.S., selling more than 2.2 million nine-liter equivalent cases annually. With approximately 40 brands, key focus brands include ACE Cider, Bar Dog, B.R. Cohn, Cameron Hughes, Cherry Pie, Firesteed, and Kunde, many of which have achieved critical acclaim. To consistently drive growth, the Company curates, creates, stewards, and markets its many brands and services to customers and end consumers via a balanced omni-channel strategy encompassing direct-to-consumer, wholesale, and private label and custom wine making services. While VWE is diverse across price points and varietals with brands ranging from $10 to $150 USD at retail, its primary focus is on the fastest growing luxury segment of the U.S. wine industry with the majority of brands selling in the range of $10 to $20 per bottle. The Company regularly posts updates and additional information at vintagewineestates.com.

Non-GAAP Financial Measures
In addition to reporting net income/(loss) and net income/(loss) margin prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), VWE uses adjusted EBITDA, adjusted EBITDA margin, adjusted net income/(loss) and adjusted net income/(loss) per share to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies. Beginning for the three months ended September 30, 2023, Adjusted EBITDA is defined as net income (loss) attributable to common stockholders before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, acquisition and integration costs, and certain non-cash, nonrecurring, or other items that are included in net income that VWE does not consider indicative of its ongoing operating performance. Prior to the three months ended September 30, 2023, we used net income (loss) in our calculation of Adjusted EBITDA. We believe the use of net income (loss) attributable to common stockholders in our calculation of Adjusted EBITDA is more helpful than net income (loss) in evaluating our operating performance because it excludes amounts attributable to non-controlling interests. Adjusted EBTIDA margin is the ratio of adjusted EBITDA to net revenue. Presentations of Adjusted EBTDA EBITDA and Adjusted EBTDA EBITDA margin for prior periods have been recast to conform to the current period presentation. Adjusted net income/(loss) is defined as net income/(loss) attributable to common stockholders as reported adjusted for the impacts of amortization of intangible assets, acquisition integration costs, gains or losses on disposition of assets, gain on litigation of proceeds, COVID impact, and inventory acquisition basis adjustment and also adjusted for a normalized tax rate. Adjusted net income/(loss) per share is calculated based on the weighted average shares outstanding for the period.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income/(loss) and adjusted net income/(loss) per share are not recognized measures of financial performance under GAAP. VWE believes these non-GAAP measures provide investors with additional insight into the underlying trends of VWE’s business and assist in analyzing VWE’s performance across reporting periods on a consistent basis by excluding items that VWE does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Adjusted EBITDA, adjusted EBITDA margin, adjusted net income/(loss), and adjusted net income/(loss) per share have certain limitations as analytical tools, and they should not be considered in isolation or as a substitute for analysis of results as reported under U.S. GAAP. These non-GAAP measures, as presented, may produce results that vary from the most comparable GAAP measure and may not be comparable with a similarly defined non-GAAP measure used by other companies.

In evaluating adjusted EBITDA, adjusted EBITDA margin, adjusted net income/(loss), and adjusted net income/(loss) per share, be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. VWE’s presentation of adjusted EBITDA, adjusted EBITDA margin, adjusted net income/(loss), and adjusted net income/(loss) per share should not be construed as an implication that future results will be unaffected by the types of items excluded from the calculation of these non-GAAP measures.

Key Performance Indicators
A key performance indicator ("KPI") is generally defined as a quantifiable measurement or metric used to gauge performance, specifically to help determine strategic, financial, and operational achievements, especially compared to those of similar businesses.

Case volumes represents the number of 9-liter equivalent cases of wine that we sell during a particular period. Case volumes are an important indicator of what is driving gross margin. This metric also allows us to develop our supply and production targets for future periods.

Forward-Looking Statements
Some of the statements contained in this press release are forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “believe,” “continue,” “driving,” “execute,” “expect,” “future,” “intent,” “may,” “plan,” “should,” “simplify,” “will,” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to, statements related to the ability of the Company to remain in compliance with its financial covenants under its lending agreement, estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, business plans and strategies, expansion and acquisition opportunities, potential synergies from prior acquisitions, growth prospects and consumer and industry

Vintage Wine Estates Reports First Quarter Fiscal 2024 Results

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trends. These statements are based on various assumptions, whether or not identified in this news release, and on the current expectations of VWE’s management. These forward-looking statements are not intended to serve as, and should not be relied on by any investor as, a guarantee of actual performance or an assurance or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ materially from those contained in or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include, among others: the Company’s ability to continue as a going concern; the Company’s ability to remain in compliance with the financial covenants in its lending agreements; the Company’s limited experience operating as a public company and its ability to remediate its material weaknesses in internal control over financial reporting and to maintain effective internal control over financial reporting, the ability of the Company to retain key personnel, the effect of economic conditions on the industries and markets in which VWE operates, including financial market conditions, rising inflation, fluctuations in prices, interest rates and market demand; risks relating to the uncertainty of projected financial information; the effects of competition on VWE’s future business; risks related to the organic and inorganic growth of VWE’s business and the timing of expected business milestones; the potential adverse effects of pandemics, or other outbreaks that could disrupt VWE’s business and the U.S. economy; declines or unanticipated changes in consumer demand for VWE’s products; VWE’s ability to adequately source grapes and other raw materials and any increase in the cost of such materials; the impact of environmental catastrophe, natural disasters, disease, pests, weather conditions and inadequate water supply on VWE’s business; VWE’s level of insurance against catastrophic events and losses; VWE’s significant reliance on its distribution channels, including independent distributors; potential reputational harm to VWE’s brands from internal and external sources; possible decreases in VWE’s wine quality ratings; integration risks associated with recent acquisitions; possible litigation relating to misuse or abuse of alcohol; changes in applicable laws and regulations and the significant expense to VWE of operating in a highly regulated industry; VWE’s ability to maintain necessary licenses; VWE’s ability to protect its trademarks and other intellectual property rights; risks associated with the Company’s information technology and ability to maintain and protect personal information; VWE’s ability to make payments on its indebtedness; and those factors discussed in the Company’s most recent Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. There may be additional risks including other adjustments that VWE does not presently know or that VWE currently believes are immaterial that could also cause actual results to differ from those expressed in or implied by these forward-looking statements. In addition, forward-looking statements reflect VWE’s expectations, plans or forecasts of future events and views as of the date and time of this news release. VWE undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

Financial Tables Follow.

Contacts:

Investors Deborah K. Pawlowski, Kei Advisors LLC dpawlowski@keiadvisors.com Phone: 716.843.3908	Media Mary Ann Vangrin MVangrin@vintagewineestates.com

Vintage Wine Estates Reports First Quarter Fiscal 2024 Results

November 14, 2023

Vintage Wine Estates, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2023	June 30, 2023
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$18,624	$18,233
Accounts receivable, net	33,448	24,561
Other receivables	566	507
Inventories	199,402	201,363
Assets held for sale, net	-	511
Current interest rate swap asset	4,715	4,669
Prepaid expenses	8,688	14,895
Total current assets	265,443	264,739
Property, plant, and equipment, net	215,242	215,967
Operating lease right-of-use assets	30,082	32,945
Finance lease right-of-use-assets	606	630
Intangible assets, net	37,476	38,994
Interest rate swap asset	4,167	4,317
Other assets	3,229	3,562
Total assets	$556,245	$561,154
Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities:
Line of credit	$121,919	$115,444
Accounts payable	20,084	20,413
Accrued liabilities and other payables	17,124	19,668
Accrued employee compensation	10,495	6,618
Current operating lease liabilities	6,210	6,243
Current finance lease liabilities	297	304
Current maturities of long-term debt	17,605	14,449
Total current liabilities	193,734	183,139
Other long-term liabilities	7,321	4,196
Long-term debt, less current maturities	170,013	173,409
Long-term operating lease liabilities	25,104	26,792
Long-term finance lease liabilities	317	334
Deferred tax liability	701	506
Total liabilities	397,190	388,376
Commitments and contingencies (Note 7)
Redeemable noncontrolling interest	255	262
Stockholders' equity:
Preferred stock, no par value, 2,000,000 shares authorized, and none issued and outstanding at September 30, 2023 and June 30, 2023.	-	-
Common stock, no par value, 200,000,000 shares authorized, 62,437,684 issued and 59,565,790 outstanding at September 30, 2023 and 62,234,028 issued and 59,362,134 outstanding at June 30, 2023.	-	-
Additional paid-in capital	383,064	381,689
Treasury stock, at cost: 2,871,894 shares held at September 30, 2023 and June 30, 2023, respectively.	(26,034)	(26,034)
Accumulated deficit	(197,366)	(182,308)
Total Vintage Wine Estates, Inc. stockholders' equity	159,664	173,347
Noncontrolling interests	(864)	(831)
Total stockholders' equity	158,800	172,516
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$556,245	$561,154

Vintage Wine Estates Reports First Quarter Fiscal 2024 Results

November 14, 2023

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,
	2023	2022
Net revenue
Wine, spirits and cider	$52,663	$52,270
Nonwine	20,611	25,810
Total revenue	73,274	78,080
Cost of revenue
Wine, spirits and cider	34,935	33,021
Nonwine	13,639	15,529
Total cost of revenue	48,574	48,550
Gross profit	24,700	29,530
Selling, general, and administrative expenses	28,749	31,449
Amortization expense	1,636	1,811
Loss on remeasurement of contingent liability	971	185
Restructuring expenses	4,002	-
Gain on insurance and litigation proceeds	-	(530)
Gain on sale of assets	(797)	-
Loss from operations	(9,861)	(3,385)
Other income (expense)
Interest expense	(4,925)	(3,381)
Net (loss) gain on interest rate swap agreements	(95)	9,327
Other, net	27	271
Total other (expense) income, net	(4,993)	6,217
(Loss) income before provision for income taxes	(14,854)	2,832
Income tax provision	244	1,474
Net (loss) income	(15,098)	1,358
Net loss attributable to the noncontrolling interests	(40)	(174)
Net (loss) income attributable to common stockholders	$(15,058)	$1,532

Net earnings per share allocable to common stockholders
Basic	$(0.25)	$0.03
Diluted	$(0.25)	$0.03
Weighted average shares used in the calculation of earnings per share allocable to common stockholders
Basic	59,413,048	58,819,160
Diluted	59,413,048	59,137,036

Vintage Wine Estates Reports First Quarter Fiscal 2024 Results

November 14, 2023

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three months ended September 30,
	2023	2022
Cash flows from operating activities
Net (loss) income	$(15,098)	$1,358
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation expense	4,131	3,996
Non-cash operating lease expense	1,387	37
Amortization expense	1,714	1,880
Amortization of deferred loan fees and line of credit fees	236	98
Stock-based compensation expense	1,269	3,440
Provision for credit losses	(17)	(8)
Provision for inventory reserves	110	-
Remeasurement of contingent consideration liabilities	971	185
Net loss (gain) on interest rate swap agreements	95	(9,327)
Provision for deferred income tax	195	2,296
Gain on sale of assets	(797)	-
Change in operating assets and liabilities:
Accounts receivable	(8,870)	(547)
Other receivables	(59)	(8)
Inventories	1,851	(6,953)
Prepaid expenses and other current assets	6,207	2,388
Other assets	68	(1,861)
Accounts payable	(1,452)	2,103
Accrued liabilities and other payables	3,853	3,702
Net change in lease assets and liabilities	(245)	(791)
Net cash (used in) provided by operating activities	(4,451)	1,988
Cash flows from investing activities
Proceeds from sale of assets	1,364	-
Purchases of property, plant and equipment	(3,462)	(3,454)
Net cash used in investing activities	(2,098)	(3,454)
Cash flows from financing activities
Principal payments on line of credit	(2,519)	(34,466)
Proceeds from line of credit	8,995	30,317
Change in outstanding checks in excess of cash	1,123	6,074
Principal payments on long-term debt	(328)	(3,753)
Principal payments on finance leases	(78)	(67)
Payments of minimum tax withholdings on stock-based payment awards	(23)	-
Distributions to noncontrolling interest	-	(66)
Repurchase of public warrants	-	(172)
Payments on acquisition earnout	(230)	(39)
Net cash provided by (used in) financing activities	6,940	(2,172)
Net change in cash, cash equivalents and restricted cash	391	(3,638)
Cash, cash equivalents and restricted cash, beginning of year	18,233	49,558
Cash and cash equivalents, end of year	$18,624	$45,920
Supplemental cash flow information
Noncash investing and financing activities:
Increase in operating lease assets and liabilities upon adoption of ASC 842	$-	$36,776
Increase in finance lease assets and liabilities upon adoption of ASC 842	$-	$67
Operating lease assets obtained in exchange for operating lease liabilities	$5	$-
Finance lease assets obtained in exchange for finance lease obligations	$81	$-
Issuance of shares in lieu of payment to consultant	$129	$-

Vintage Wine Estates Reports First Quarter Fiscal 2024 Results

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Vintage Wine Estates, Inc.
Segment Data

(in thousands)

Segment Revenue

	Three months ended September 30,
Net Revenue	2023	2022	$ Change	% Change
Direct-to-Consumer	$17,983	$19,992	$(2,009)	(10.0%)
Wholesale	19,144	23,987	(4,843)	(20.2%)
Business to Business	36,148	34,180	1,968	5.8%
Other/ Non-Allocable	(1)	(79)	78	(98.7%)
Total	$73,274	$78,080	$(4,806)	(6.2%)

Segment Operating Income

	Three months ended September 30,
Operating Income	2023	2022	Dollar Change	Percent Change
Direct-to-Consumer	$2,214	$1,969	$245	12.4%
Wholesale	(1,293)	2,288	(3,581)	n/m
Business to Business	4,898	10,533	(5,635)	n/m
Other/ Non-Allocable	(15,680)	(18,175)	2,495	n/m
Total	$(9,861)	$(3,385)	$(6,476)	191.3%

n/m - Not meaningful

Segment Case Volume

	Three months ended September 30,
(in thousands)	2023	2022	Unit Change	% Change
Direct-to-Consumer	76	99	-23	-23.2%
Wholesale	449	539	-90	-16.7%
Total case volume	525	638	-113	-17.7%

Vintage Wine Estates Reports First Quarter Fiscal 2024 Results

November 14, 2023

Vintage Wine Estates, Inc.

Reconciliation of Net Income Attributable to Common Stockholders to Adjusted EBITDA

(Unaudited, in thousands)

	Three months ended
(in thousands)	September 30, 2023	September 30, 2022
Net (loss) income attributable to common stockholders	$(15,058)	$1,532
Interest expense	$4,925	$3,381
Depreciation Expense	$4,131	$3,996
Restructuring expenses*	4,002	-
Amortization expense	1,636	1,811
Stock-based compensation expense	1,269	3,440
Income tax provision	244	1,474
Net loss (gain) on interest rate swap agreements	95	(9,327)
Gain on insurance and litigation proceeds	-	(530)
Gain on sale of assets	(797)	-
Adjusted EBITDA	$447	$5,777
Net revenues	$73,274	$78,080
Net Income (loss) attributable to common stockholders margin	n/m	2.0%
Adjusted EBITDA margin	0.6%	7.4%

n/m - Not meaningful

* Restructuring expenses are primarily comprised of employee severance and related benefit costs.

Reconciliation of Net Income Attributable to Common Stockholders to Adjusted Net Income

(Unaudited, in thousands, except per share data)

	Three Months Ended
	September 30, 2023	September 30, 2022
Net (loss) income attributable to common stockholders	$(15,058)	$1,532
Restructuring expenses*	4,002	-
Amortization expense	1,636	1,811
Net loss (gain) on interest rate swap agreements	95	(9,327)
Gain on insurance and litigation proceeds	-	(530)
Gain on sale of assets	(797)	-
Adjusted net loss	(10,122)	(6,514)
Net (loss) income per share	$(0.25)	$0.03
Non-GAAP net income per share	$(0.17)	$(0.11)

* Restructuring expenses are primarily comprised of employee severance and related benefit costs.